EXHIBIT 99.1

Industrial Distribution Group, Inc. Announces Results of Shareholder Vote

ATLANTA, May 1, 2007 (PRIME NEWSWIRE) -- Industrial Distribution Group, Inc. (Nasdaq:IDGR) today announced the results of shareholder votes at its 2007 annual meeting held on May 1, 2007.

The Company's shareholders elected Ajita G. Rajendra as a new Director of IDG, with a three-year term that extends to 2010. Mr. Rajendra currently serves as president of A.O. Smith Water Products Company, a position he has held since 2005. Mr. Rajendra, who is an Independent Director, fills the position previously held by the Company's former President and CEO, who was not nominated for re-election.

The Company's shareholders approved the re-election of Director Richard M. Seigel, an Independent Director who also serves as the non-executive chairman of the board, a position he has held since 1999. Mr. Seigel's new term will also expire in 2010.

"Ajita Rajendra is a solid addition and complement to IDG's Board, given his broad manufacturing experience and many years in the industrial sector including the cutting tool and distribution industries," commented Richard Seigel. "We look forward to his input from his background as president of a manufacturing Company for both consumer and commercial products. He clearly shares similar experiences to those of our customers, and his insights should provide our Board and management with the benefit of his first hand experience," noted Mr. Seigel.

In other matters, shareholders overwhelmingly approved the Company's 2007 Stock Incentive Plan as amended. The Board of Directors had adopted the new plan because the Company's old stock incentive plan was set to expire on July 10, 2007, which would have left the Company without a stockholder approved plan for equity-based compensation and incentives to promote performance by the Company's personnel.

The shareholders also approved an amendment to the Company's Management Incentive Program to increase the number of shares of Common Stock, from 250,000 to 450,000, that may be issued pursuant to the plan and to re-approve the performance criteria under the plan.

About IDG

Industrial Distribution Group, Inc. (Nasdaq:IDGR) is a nationwide distributor of products and services that creates competitive advantages for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products. Recognized for its broad product offering, the Company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the Company's more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The Company provides virtually any MROP product that its customers may require.

Through its business process outsourcing services, the Company offers an array of value-added MROP services such as Flexible Procurement Solutions(tm) (FPS). These solutions emphasize and utilize IDG's specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG's associates work full time in more than 100 customers' manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.

IDG serves more than 16,000 active customers, representing a diverse group of large and mid-sized national and international corporations including Borg-Warner Inc., ArvinMeritor Inc., PPG Industries, General Electric Company, Duracell, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The Company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.

Safe Harbor

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words "looking forward," "believe," "expect," "intend," "estimate," "anticipate," "likely," "project," "may," "will" and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the "Company") warns that any forward-looking statements in this release involve numerous risks and uncertainties.

These risks and uncertainties include, but are not limited to, the Company's ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production ("MROP") market; the Company's ability to renew profitable contracts; the availability of key personnel for employment by the Company; the Company's reliance upon the expertise of its senior management; the Company's reliance on its IT systems; the uncertainty of customers' demand for products and services offered by the Company; relationships with and dependence upon third-party suppliers and manufacturers; discontinuance of the Company's distribution rights; the impact of a change in the Company's pricing model; failure to successfully implement efficiency improvements; and other risks discussed in the Company's Forms 10-K, 10-Q, or 8-K filed with or furnished to the Securities and Exchange Commission. As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

CONTACT:  Industrial Distribution Group, Inc.
          Jack P. Healey, Executive Vice President and
           Chief Financial Officer
          (404) 949-2100
          www.idglink.com